Adamis Pharmaceuticals Corporation 8-K

Exhibit 99.1

Adamis Completes $10 Million Common Stock Purchase Agreement

Thursday, November 11, 9:30am ET

San Diego, California – November 11, 2010 – Adamis Pharmaceuticals Corporation (OTCBB: ADMP.OB), announced the signing of a definitive common stock purchase agreement with Eses Holdings Limited, a company located in the United Arab Emirates.  Pursuant to the agreement, Eses has agreed to invest $10 million and acquire 40 million shares of Adamis common stock at a purchase price of $0.25 per share.  $5 million of the investment was made at an initial closing.  The remaining $5 million is to be invested in two tranches of $2.5 million each upon the achievement by the company of certain milestones.  The company anticipates that the milestones will be achieved and the additional investments will occur within the next 60 to 120 days.  The milestones include the filing of Investigational New Drug applications (INDs) with the FDA to begin clinical trials on two of Adamis’ prostate cancer product candidates.

Dr. Dennis J. Carlo, President and Chief Executive Officer of Adamis stated “This funding serves as a positive inflection point in the growth of our company in that it gives us the capital to advance both our specialty pharmaceutical products and our cancer and vaccine product candidates.  We believe that we have the right mix of products with our cancer and vaccine drug candidates APC-100, 200, and 300 as well as another vaccine technology that we believe has great promise and that we expect to in-license and announce in the very near future.  Additionally, we expect to complete the negotiation and signing of a product development, manufacturing, and supply agreement that we believe will provide additional products to help grow our specialty pharmaceutical business.  Together, we believe all of this will help us increase shareholder value and accomplish our goal of building Adamis into a profitable company.”

About Adamis Pharmaceuticals

Adamis Pharmaceuticals is a specialty pharmaceuticals company.  Adamis is focused on the development of patented, proprietary technologies for the treatment of human prostate cancer, and on the development of novel preventative and therapeutic vaccine products for indications such as influenza, hepatitus B and C virus, human papilloma virus, and prostate cancer.  The company also has products and product candidates in the allergy and respiratory therapeutic area.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  These statements relate to future events or our future results of operations or future financial performance, including, but not limited to the following statements: the company’s ability to achieve the milestones and satisfy the other closing conditions set forth in the purchase agreement as conditions for investment of the remaining amounts under the common stock purchase agreement; whether the company will successfully conclude discussions and enter into a definitive manufacturing and supply agreement relating to additional potential specialty pharmaceutical products; the company’s ability to enter into a definitive manufacturing and supply agreement; the completion of additional agreements to in-license technology; the company’s beliefs concerning the safety and effectiveness of the compounds and drug product candidates described in this press release; the commencement of any future clinical trials; the results of any future clinical trials that the company may conduct; the adequacy of the funding obtained in the private placement transaction described in this press release; the company’s ability to fund future product development; future revenues expected from any of the licensed compounds, assuming that they are developed and approved for marketing by the FDA and other regulatory authorities; future revenues from the company’s other products; the ability to acquire other compounds and product candidates; and the intellectual property protection that may be afforded by any patents or patent applications relating to the licensed compounds.  Statements in this press release concerning future milestone events depend on several factors beyond the company’s control, including receipt of adequate funding to support these activities.  These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause Adamis’ actual results to be materially different from these forward-looking statements.  Certain of these risks, uncertainties, and other factors are described in greater detail in Adamis’ filings from time to time with the SEC, which Adamis strongly urges you to read and consider, all of which are available free of charge on the SEC’s web site at http://www.sec.gov.  Adamis expressly disclaims any intent to update any forward-looking statements.

For Additional Information

Capital Group Communications, Inc.
Mark Gundy     mark.gundy@capitalgc.com
Tel: 415.332.7200

Equititrend
Brian Barnes     bbarnes@equititrend.com
Tel: 1-800-953-3350